AGREEMENT

     THIS AGREEMENT (the "Agreement") is made and entered into as of this 17th day of October, 1996 by and between GROUP ONE INVESTMENTS, INC., an Illinois corporation ("Purchaser"), and 100 PROVIDENCE SQUARE LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                                   RECITALS:

     A. Seller and Purchaser have entered into a certain Agreement of Sale dated as of the date of this Agreement (the "Sale Agreement") relating to the property commonly known as the Providence Square Apartments located in Charlotte, North Carolina (the "Property").

     B. Seller desires to sell, convey and transfer to Purchaser all of Seller's right, title and interest in, to and under all of the personal property owned by Seller currently located on the Property and described on Exhibit A attached hereto (collectively the "Personalty"), and in consideration therefor, Purchaser has agreed to pay a certain sum to Seller as set forth below.

     C. The parties have agreed that for purposes of the Agreement, the purchase price for the Personalty is Five Million and 00/100 Dollars ($5,000,000.00) (the "Purchase Price").

     NOW, THEREFORE, in consideration of the mutual covenants set forth below, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser covenant and agree as follows:

     1. The foregoing recitals are incorporated herein and made a part of this Agreement as though fully set forth herein.

     2. In consideration for the Purchase Price, Seller shall sell, assign, transfer and convey to Purchaser by a special warranty bill of sale in the form of Exhibit B attached hereto all of Seller's right, title and interest in, to and under the Personalty. Simultaneously therewith, Purchaser shall pay to Seller the Purchase Price by federally wired "immediately available" funds.

     3. Purchaser acknowledges and agrees that except with respect to the representations and warranties contained herein, it will be purchasing the Personalty based solely upon its inspections and investigations of the Personalty, and that Purchaser will be purchasing the Personalty "AS IS" and "WITH ALL FAULTS", based upon the condition of the Personalty as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Personalty.

     4. In order to induce Purchaser to purchase the Personalty, Seller hereby represents and warrants to Purchaser as follows:
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          a.   Seller is an Illinois limited partnership duly organized,
validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to enter into this Agreement, to carry out its terms and to sell and convey the Personalty to Purchaser.

          b. On or before the closing date, all corporate and other action required to be taken by Seller to authorize the execution and delivery of this Agreement and to carry out the transaction contemplated hereunder will have been duly and properly taken.

          c. The execution, delivery and performance of this Agreement will not violate any order of any court or other governmental agency by which Seller is bound nor any other agreement to which Seller is a party or by which the Personalty is bound.

          d. As of the date of this Agreement, Seller is not obligated under any other agreement or commitment to sell the Personalty to any third party.

     5. The conveyance of the Personalty as described above shall occur through the "Title Insurer" on the "Closing Date" as said terms are defined in the Sale Agreement simultaneously with the closing under the Sale Agreement.
In the event that the Sale Agreement is terminated in accordance with the terms thereof, this Agreement shall become null and void and of no effect and the parties shall have no further liability to each other at law or in equity, except as otherwise provided in the Sale Agreement.

     6. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by James Mendelson or Michael Becker (collectively "Seller's Representative"), and any representation or warranty of Seller is based upon those matters of which Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     7. Except as otherwise set forth in the Sale Agreement and in this Agreement, Seller makes no representation or warranty, either express or implied, with respect to the condition of the Personalty.

     8. This Agreement shall be binding upon the parties hereto and their respective officers, directors, partners, heirs, successors and assigns.

     9. This Agreement shall be governed by and construed under the laws of the State of Illinois.

     10. This Agreement and the Sale Agreement, the terms of which are incorporated herein by reference, embody the entire understanding of the parties, and all other representations and agreements with respect to the Personalty, whether oral or in writing, have been merged into and replaced by this Agreement.
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     11.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date and place first above written.


PURCHASER                               SELLER


GROUP ONE INVESTMENTS, INC.,            100 PROVIDENCE SQUARE LIMITED
an Illinois corporation                 PARTNERSHIP, an Illinois limited
                                        partnership


By:   /s/ Robert H. Weitzman            By:   /s/ John K. Powell, Jr.
     ----------------------------            ------------------------------
Name:     Robert H. Weitzman            Name:
     ----------------------------            ------------------------------
Its:      President                     Its:
     ----------------------------            ------------------------------
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